Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated October 1, 2025, and each included in this Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A, File No. 333-189667) of Franklin Alternative Strategies Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 24, 2025, with respect to the consolidated financial statements and financial highlights of K2 Alternative Strategies Fund (the sole Fund constituting Franklin Alternative Strategies Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 26, 2025